UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Peoples Financial Corporation
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
Beneficial Ownership of Equity Securities by Directors and Executive Officers
COMPENSATION COMMITTEE REPORT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO THE SHAREHOLDERS:
NOTICE IS GIVEN that, pursuant to a call of its Directors, the Annual Meeting of Shareholders of Peoples Financial Corporation (the “Company”) will be held at The Peoples Bank, Suite 201, 727 Howard Avenue, Biloxi, Mississippi, 39530 on April 16, 2008, at 7:00 P. M., local time, for the purpose of considering and voting upon the following matters:
1.	To elect five (5) Directors to hold office for a term of one (l) year, or until their successors are elected and shall have qualified.
2.	To approve the appointment of Porter Keadle Moore, LLP as the independent public accountants of the Company.
3.	To transact such other business as may properly come before the meeting or any adjournments thereof.
Only those shareholders of record at the close of business on February 15, 2008, shall be entitled to notice of, and to vote at, the meeting or any adjournments thereof.
WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY. IF YOU DO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. THE PROXY ALSO MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY OR BY EXECUTION OF A SUBSEQUENTLY DATED PROXY.

By Order of the Board of Directors

Chevis C. Swetman Chairman, President and Chief Executive Officer
Dated and Mailed at
Biloxi, Mississippi
March 17, 2008

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
I. General
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Peoples Financial Corporation (the “Company”) of Proxies for the Annual Meeting of Shareholders to be held at The Peoples Bank, Suite 201, 727 Howard Avenue, Biloxi, Mississippi, 39530 on April 16, 2008, at 7:00 P.M., local time, and any adjournment thereof, for the purposes stated in the foregoing Notice of Annual Meeting of Shareholders. The Annual Meeting is being held in the new extension of the Company’s principal executive offices, which address is 152 Lameuse Street, Biloxi, Mississippi, 39530.
Shareholders of record of the Company’s Common Stock, at the close of business on February 15, 2008, (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof. On the Record Date, the Company had outstanding 5,396,415 shares entitled to vote at the Annual Meeting. A majority of the outstanding shares constitutes a quorum. Except in the election of directors, each share of Common Stock entitles the holder thereof to one vote on each matter presented at the Annual Meeting for Shareholder approval. Action on a matter is approved if the votes cast in favor of the action exceed the votes cast opposing the action. Abstentions are counted for purposes of determining a quorum, but are otherwise not counted.
Any person giving a Proxy has the right to revoke it at any time before it is exercised. A shareholder may revoke his Proxy (l) by revoking it in person at the Annual Meeting, (2) by written notification to the Secretary of the Company which is received prior to the exercise of the Proxy, or (3) by a subsequent Proxy presented to the Company prior to the exercise of the Proxy. All properly executed Proxies, if not revoked, will be voted as directed. If the shareholder does not direct to the contrary, the shares will be voted “FOR” the nominees listed thereon and “FOR” each of the proposals described. Solicitation of Proxies will be primarily by mail. Officers, directors, and employees of The Peoples Bank (the “Bank”) also may solicit Proxies personally. The Company will reimburse brokers and other persons holding shares in their names, or in the names of nominees, for the expense of transmitting Proxy materials. The cost of soliciting Proxies will be borne by the Company.
The Board of Directors is not aware of any matters other than as set forth herein which are likely to be brought before the meeting. If other matters do come before the meeting, the person named in the accompanying Proxy or his substitute will vote the shares represented by such Proxies in accordance with the recommendations of the Board of Directors of the Company.
II. Election of Directors
The following nominees have been designated by the Nominating Committee and are proposed by the Board of Directors for election at the Annual Meeting. The shares represented by properly executed Proxies will, unless authority to vote is withheld, be voted in favor of these persons. In the election of directors, each shareholder may vote his shares cumulatively by multiplying the number of shares he is entitled to vote by the number of directors to be elected. This product shall be the number of votes the shareholder may cast for one nominee or by distributing this number of votes among any number of nominees. If a shareholder withholds authority for one or more nominees and does not direct otherwise, the total number of votes that the shareholder is entitled to cast will be distributed equally among the remaining nominees. Should any of these nominees be unable to accept the nomination, the shares voted in favor of the nominee will be voted for such other persons as the Board of Directors shall nominate. Each director is elected to hold office until the next annual meeting of shareholders and until his successor is elected and qualified.
The persons who will be elected to the Board of Directors will be the five nominees receiving the largest number of votes.
Drew Allen
An independent director of the Company since 1996 and of the Bank since 1993. President of Allen Beverages, Inc., a beverage distributor headquartered in Gulfport, MS. Age: 56
Rex E. Kelly
An independent director of the Company since 2002 and of the Bank since 1996. Retired Business Executive. Director of Corporate Communications of Mississippi Power Company, a subsidiary of The Southern Company, Gulfport, MS until 2005. Age: 60
Dan Magruder
An independent director of the Company since 2000 and of the Bank since 1993. Vice Chairman of the Company board since 2003. President of Rex Distributing Co., a beverage distributor headquartered in Gulfport, MS. Age: 60
Lyle M. Page
A director of the Company since 2000 and of the Bank since 1973. Partner in law firm of Page, Mannino, Peresich & McDermott, PLLC, headquartered in Biloxi, MS. Age: 76
Chevis C. Swetman
A director of the Company since 1984 and of the Bank since 1975. Chairman of the Company board since 1994. President and Chief Executive Officer of the Company and the Bank. Mr. Swetman has been employed with the Bank since 1971. Age: 59
A majority of the Company’s directors are independent as defined in NASDAQ listing standards. No family relationship exists between any director, executive officer or person nominated to become a director of the Company with the exception of Messrs. Page and Swetman, who are cousins.

III. Voting Securities and Principal Holders Thereof
On February 15, 2008, the Company had outstanding 5,396,415 shares of its Common Stock, $1.00 par value, owned by approximately 584 shareholders. The following is certain information about the shareholders beneficially owning more than five percent of the outstanding shares of the Company.

	Amount and Nature of
Name & Address of Beneficial Owner	Beneficial Ownership	Percent of Class

Ella Mae Barq P. O. Box 1347	484,891	8.99%
Biloxi, MS 39533-1347
Hovde Capital Advisors LLC (1) 1826 Jefferson Place, N.W.	273,046	5.06%
Washington, D.C. 20036
Peoples Financial Corporation Employee Stock Ownership Plan (2)	450,086	8.34%
P. O. Box 529 Biloxi, MS 39533-0529
Andrew Tanner Swetman (3) P.O. Box 529	338,858	6.28%
Biloxi, MS 39533-0529
Chevis C. Swetman (4) P. O. Box 529	843,747	15.64%
Biloxi, MS 39533-0529

(1)	Based upon information contained in Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on February 12, 2008, Hovde Capital Advisors LLC has shared voting power and shared dispositive power over shares held by various accounts managed by Hovde Capital Advisors LLC.

(2)	Shares held by the ESOP are allocated to the participants’ account. The participants retain voting rights and the trustee of the ESOP, The Asset Management and Trust Services Division of The Peoples Bank, Biloxi, Mississippi, has dispositive powers.

(3)	Includes shares allocated to Mr. Swetman’s Employee Stock Ownership Plan account, of which Mr. Swetman has voting rights but no dispositive powers, shares allocated to Mr. Swetman’s 401(k) account, of which Mr. Swetman has both voting rights and dispositive powers, shares owned by Mr. Swetman and his wife jointly, shares owned by Mr. Swetman’s IRA account and shares owned by a private company, in which Mr. Swetman has a 94% ownership interest.

(4)	Includes shares allocated to Mr. Swetman’s Employee Stock Ownership Plan account, of which Mr. Swetman has voting rights but no dispositive powers, shares allocated to Mr. Swetman’s 401(k) account, of which Mr. Swetman has both voting rights and dispositive powers, shares owned by Mr. Swetman and his wife jointly, shares owned by Mr. Swetman’s IRA account, shares owned by the IRA account of Mr. Swetman’s wife and shares owned by a private company, in which Mr. Swetman and his wife have a 6% ownership interest.

IV. Ownership of Equity Securities by Directors and Executive Officers
The table below sets forth the beneficial ownership of the Company’s Common Stock as of February 15, 2008, by persons who are currently serving as directors, persons nominated for election at the Annual Meeting and all executive officers named in Section V hereof. Also shown is the ownership by all directors and executive officers as a group. The persons listed have sole voting and dispositive power as to all shares except as indicated. Percent of outstanding shares of Common Stock owned is not shown where less than one percent.
Beneficial Ownership of Equity Securities by Directors and Executive Officers

	Amount and Nature of			Percent of Outstanding
	Beneficial Ownership of			Shares of Common
	Common Stock			Stock
Drew Allen	5,440
A. Wes Fulmer	5,577	(1	) (2)
Ann F. Guice	12,159	(1	) (3)
Rex E. Kelly	1,843
Dan Magruder	6,972		(4)
Lyle M. Page	109,447		(5)	2.03%
Jeannette E. Romero	13,217	(1	) (6)
Thomas J. Sliman	21,296	(1	) (7)
Chevis C. Swetman	843,747	(1	) (8)	15.64%
Robert M. Tucei	23,920	(1	) (9)
Lauri A. Wood	6,047	(1	) (10)
All directors and executive officers of the Company	1,049,665			19.45%

(1)	Participants with shares allocated to their Peoples Financial Corporation Employee Stock Ownership Plan (“ESOP”) Account have voting rights but no dispositive powers. Participants with shares allocated to their Peoples Financial Corporation 401(k) (“401(k)”) Account have voting rights and dispositive powers.

(2)	Includes shares allocated to Mr. Fulmer’s ESOP account and shares allocated to Mr. Fulmer’s 401(k) account.

(3)	Includes shares allocated to Ms. Guice’s ESOP account and shares owned by Ms. Guice’s IRA account.

(4)	Includes shares owned by Mr. Magruder’s wife.

(5)	Includes shares owned by Mr. Page and his daughters jointly, shares owned by Mr. Page’s IRA account and shares held in a trust of which Mr. Page, as trustee, has voting rights and dispositive powers.

(6)	Includes shares allocated to Mrs. Romero’s ESOP account.

(7)	Includes shares allocated to Mr. Sliman’s ESOP account and shares allocated to Mr. Sliman’s 401(k) account.

(8)	See Note (4) at Section III.

(9)	Includes shares allocated to Mr. Tucei’s ESOP account.

(10)	Includes shares allocated to Miss Wood’s ESOP account.

V. Compensation of Executive Officers and Directors
Compensation Discussion and Analysis
The Compensation Committee determines the salaries, bonuses and all other compensation of all executive officers, including the Chief Executive Officer.
The primary responsibility of the Compensation Committee is to aid the Board in discharging its duties by recommending to the full Board the compensation of the Company’s Chief Executive Officer and other officers of the Company, including the executive officers identified in the Summary Compensation Tables and other tables on the following pages of this Proxy Statement. The Compensation Committee’s goal is to maintain executive compensation that is fair, reasonable, and consistent with the Company’s size and the compensation practices of the financial services industry. The objective is to attract, develop, and retain high caliber executives who are capable of optimizing the Company’s performance for the benefit of its shareholders while maintaining the ideals of a community bank offering the highest quality products and services to its customers. The Chief Executive Officer, Executive Vice President, and Chief Financial Officer each provide information and analysis to the Compensation Committee that is used in determining the executive officers’ compensation.
The Compensation Committee’s considerations consist of, but are not limited to, analysis of the following factors: financial performance of the Company, including return on assets, return on equity, and management of assets, liabilities, capital, and risk. Additionally, the Compensation Committee uses annual compensation surveys to compare the compensation of positions in similar financial institutions of comparable asset size. Specifically, the Bank Administration Institute Bank Cash Compensation Survey and the Mississippi Bankers Association Salary Survey are used as reference material in evaluating the compensation of the executive officers. In determining total compensation, the Committee also considers performance of the individual executives in areas such as: the scope of responsibility of the executive; leadership within the Company, the community, and the financial services industry; achievement of work goals; and whether the Company, under the executive’s leadership, has been a good corporate citizen while enhancing shareholder value. All of these factors are considered in the context of the complexity and the difficulty of managing business risks in the prevailing economic conditions and regulatory environment. The analysis is conducted with respect to each of the executive officers, including the Chief Executive Officer.
The executive officers’ compensation for current performance is primarily through cash-based salaries and bonuses. Other deferred compensation elements, including the Executive Supplemental Income Plan and Deferred Compensation Plan, are also provided to retain the services of the executive officers until retirement.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.
This report is presented by the Compensation Committee, consisting of the following persons:

Rex E. Kelly, Chairman	Drew Allen	Dan Magruder	Chevis C. Swetman (non-voting)

Compensation Committee Interlocks and Insider Participation in Compensation
During 2007, no executive officer of the Company or any of its subsidiaries served as a member of the compensation committee (or other board or committee performing similar functions) or the board of directors of another entity, one of whose executive officers served on the Compensation Committee or board of directors of the Company.
Chevis C. Swetman, President and Chief Executive Officer of the Company, serves as a non-voting member of the Compensation Committee. The independent members of the Committee meet in executive session, outside of the presence of management, to consider and decide on the compensation for all executive officers of the Company. There are no employment contracts with the Executive Officers.
Summary Compensation Table

				Change In
				Pension Value
				and
				Nonqualified	All Other
				Compensation	Compensation
Name and Principal Position	Year	Salary	Bonus	Earnings	(1)	Total

Chevis C. Swetman	2007	$255,756	$59,577	$189,940	$11,157	$516,430
President and Chief Executive Officer	2006	222,449	58,839	128,201	13,381	422,870
Lauri A. Wood	2007	115,454	28,643	26,826	7,819	178,742
Chief Financial Officer	2006	105,387	28,288	19,433	7,879	160,987
A. Wes Fulmer	2007	140,629	32,080	41,960	8,604	223,273
Executive Vice President	2006	119,963	31,683	29,623	8,500	189,769
Thomas J. Sliman	2007	116,043	28,643	57,520	7,206	209,412
First Vice President	2006	110,199	28,288	40,169	7,602	186,258
Jeannette E. Romero	2007	114,826	28,643	85,939	7,160	236,568
Second Vice President	2006	108,944	28,288	66,342	7,776	211,350

(1)	Includes contributions and allocations to the Employee Stock Ownership Plan and the 401(k) Plan.

Salaries and Bonus
In establishing the salary of the Chief Executive Officer for 2007, the Committee primarily considered Mr. Swetman’s performance and the performance of the Company during 2006 and the compensation levels of chief executive officers of comparable financial institutions. In considering the performance of the Company, the Committee considered the Company’s return on average assets and asset growth, but utilized no objective criteria. The Committee utilized asset size peer group compensation data as provided by the Mississippi Bankers Association (“MBA”) and the Bank Administration Institute (“BAI”).
For other executive officers, the Committee’s recommendation concerning salaries was based upon the compensation levels of executive officers of comparable financial institutions, the performance of the Company during 2006 and the individual performance of these officers. The performance of the Company for purposes of establishing salaries was evaluated based on return on average assets. Individual performance was measured using criteria such as level of job responsibility, achievement of work goals and management skills. The Committee also considered asset size peer group compensation data as provided by the MBA and BAI for executive officers with similar duties and responsibilities.
The Chief Executive Officer and all other executive officers are eligible to receive a bonus which is based on the financial performance of the Company. The formula was established by the Compensation Committee using the Company’s return on assets. This bonus is an objective calculation that is approved by the Compensation Committee.
Employee Stock Ownership Plan
The Company maintains an Employee Stock Ownership Plan covering all eligible employees of the Company. The Board determines the total contribution to the Plan, which is allocated to all participants based on their compensation.
401(k) Plan
The Company maintains a 401(k) Plan in which eligible employees of the Company may choose to participate. The Board determines the formula for the matching contribution to the Plan, which is currently 75% of the employee’s contribution (up to 6% of compensation).

Pension Benefits Table

			Number of
			Years	Present Value of
			Credited	Accumulated
Name	Year	Plan Name	Service	Benefit

Chevis C. Swetman	2007	Executive Supplemental Income Agreement	19	$850,902
President and Chief Executive Officer	2006	Executive Supplemental Income Agreement	18	660,962
Lauri A. Wood	2007	Executive Supplemental Income Agreement	15	87,911
Chief Financial Officer		Deferred Compensation Plan	13	6,836
	2006	Executive Supplemental Income Agreement	14	62,112
		Deferred Compensation Plan	12	5,810
A. Wes Fulmer	2007	Executive Supplemental Income Agreement	12	116,975
Executive Vice President		Deferred Compensation Plan	11	7,266
	2006	Executive Supplemental Income Agreement	11	76,305
		Deferred Compensation Plan	10	5,975
Thomas J. Sliman	2007	Executive Supplemental Income Agreement	19	559,197
First Vice President		Deferred Compensation Plan	13	68,641
	2006	Executive Supplemental Income Agreement	18	501,677
		Deferred Compensation Plan	12	68,641
Jeannette E. Romero	2007	Executive Supplemental Income Agreement	19	384,617
Second Vice President		Deferred Compensation Plan	13	48,557
	2006	Executive Supplemental Income Agreement	18	304,265
		Deferred Compensation Plan	12	42,970
Executive Supplemental Income Plan
The Company maintains an Executive Supplemental Income Plan (“ESI”) which provides executives salary continuation benefits upon their retirement, or death benefits to their named beneficiary in the event of their death. Executives of the Company and its subsidiary, The Peoples Bank, are selected to participate in the plan at the discretion of the Board of Directors. All named executive officers of the Company have been selected to participate in the plan. ESI benefits are based upon position and salary of the executive at retirement, disability or death. Normal retirement benefits under the plan are equal to 67% of salary for the President and Chief Executive Officer, 58% of salary for the Executive Vice President and 50% of salary for the other named executives at the time of normal retirement, and are payable monthly over a period of 15 years. The ESI is administered by Clark Consulting, who also provides guidance to the Company relating to the valuation method and assumptions.
The ESI was established in 1988, at which time Mrs. Romero and Messrs. Swetman and Sliman became participants. Miss Wood and Mr. Fulmer became participants after their date of hire at the discretion of the Board.

Reduced benefits are available in the event of death, disability, or early retirement. If separation from service occurs on or after the early retirement date and prior to the normal retirement date, the Company will pay the executive a reduced benefit. The annual benefit set forth for normal retirement will be reduced by one-half percent (0.5%) for each month or partial month between separation from service and the normal retirement date. The benefit will be paid monthly over a period of 15 years. Benefits will commence on the last day of the month following the executive’s separation from service. The early retirement date means the date the executive attains at least age 55, has at least 15 years of employment at the Company, and has participated in this plan for a minimum of 5 years. The normal retirement date means the date the executive attains age 65. As of December 31, 2007, Mr. Sliman is the only named executive officer eligible to receive normal retirement benefits, and Mr. Swetman and Mrs. Romero are the only named executive officers eligible to receive early retirement benefits, under the ESI Plan.
If separation from service occurs prior to the early retirement date or prior to the normal retirement date, the Company will pay the executive his or her executive benefit accrual balance as of his or her separation from service. The benefit will be paid in a single lump-sum within 60 days of separation from service. As of December 31, 2007, Miss Wood and Mr. Fulmer are the only named executive officers eligible to receive this benefit.
If an executive becomes disabled prior to the normal retirement date, the Company will pay the executive his or her annual benefit as defined under normal retirement. The benefit will begin the last day of the month commencing with the month following the executive’s normal retirement date and the benefits will be paid monthly over a period of 15 years.
Upon a change of control prior to separation from service, the Company will pay the executive his or her annual benefit as defined under normal retirement. The benefit will begin the last day of the month commencing with the month following the executive’s normal retirement date, or, for executives who have already attained their normal retirement date, their separation from service, and the benefits will be paid monthly over a period of 15 years.
Each named executive officer’s agreement under the ESI Plan may be terminated by the Company. In the event the executive’s agreement under the ESI Plan is terminated, the Company will pay the executive his or her executive accrual balance as of the termination of the agreement, or, if a change of control has occurred, the normal retirement benefit. The benefit will begin on the first date allowable under the ESI Plan and the benefit will be paid over a period of 15 years, or, in some special circumstances, paid in one lump sum.
If any amount is required to be included in the income of an executive due to a failure of his or her ESI Agreement to meet the requirements of Section 409A of the Internal Revenue Code, the executive may petition the plan administrator for a distribution of that portion of his or her executive benefit accrual that is required to be included in the executive’s income. Upon the grant of such a petition, which will not be unreasonably withheld, the Company will distribute to the executive an amount equal to the portion of the executive benefit accrual required to be included in his or her income, which amount cannot exceed the executive’s unpaid executive benefit accrual. Any distribution will affect and reduce the executive’s benefits to be paid under his or her ESI Agreement.
The benefits will be paid out of the general assets of the Company. The Company has elected to purchase life insurance contracts, more specifically Bank Owned Life Insurance, each of which it may use as a source to fund these future benefits. The Company is the owner and beneficiary of these life insurance policies, which is a general asset of the Company.

Deferred Compensation Plan
The Company maintains a Deferred Compensation Plan for those executives of the Bank holding the title of vice president, senior vice president or executive vice president and approved for participation in the plan by the Board of Directors. The Plan provides each selected executive a fixed benefit upon his or her early retirement, normal retirement or disability, or a death benefit to a named beneficiary in the event of the executive’s death. The benefits under the plan are $10,000 per year for 10 years, payable annually, upon the executive’s early retirement, normal retirement or disability and, in the event of an executive’s death, the benefits will be paid to his or her beneficiary in annual payments. Should the executive separate from service prior to his or her early retirement, normal retirement, disability or death, he or she forfeits all benefits under the plan. In addition, if within three years following his or her termination of employment, an executive becomes engaged in the banking business within a certain geographic area around the Company, the executive will forfeit all benefits under the plan.
The Company has purchased life insurance contracts which it may use as a source to fund these future benefits. The Company is the owner and beneficiary of these life insurance policies, each of which is a general asset of the Company.
The Deferred Compensation Plan was established in 1992, at which time Miss Wood, Mr. Sliman and Mrs. Romero became participants. Mr. Fulmer became a participant in 1996 when he was promoted to Vice President of the Bank.
If separation from service occurs prior to an executive’s normal retirement date, the executive will be entitled to full benefits provided he or she has met the early retirement eligibility. The early retirement date means the date the executive attains at least age 55 and has at least 10 years of employment at the Company. The normal retirement date means the date the executive attains age 65. As of December 31, 2007, Mr. Sliman and Mrs. Romero are the only named executive officers eligible to receive benefits under the Deferred Compensation Plan.
If an executive becomes disabled, the executive is entitled to full benefits under the Deferred Compensation Plan.
In the event of a change of control, unless the Deferred Compensation Plan is terminated by the transferee, purchaser or successor entity within 120 days of the change of control, no executive will be entitled to a distribution under this plan as a result of the change in control. If the Deferred Compensation Plan is terminated within 120 days of a change of control, then each executive will become immediately eligible to receive the present value of his or her benefits under this plan. In addition, in the event the Deferred Compensation Plan is continued but an executive is involuntarily terminated within 180 days of a change of control, the terminated executive will be eligible to receive his or her benefits under this plan. Such benefits shall be calculated by taking the present value of the benefits provided and such benefits will be paid in a lump sum within 180 days of the change in control.
Split Dollar Agreement
The Company owns endorsement split dollar policies, of which the Bank is the owner and beneficiary, which provides a guaranteed death benefit of $150,000 to Chevis Swetman’s beneficiaries. At December 31, 2007, the Company had not accrued a liability for this benefit.

NONQUALIFIED DEFERRED COMPENSATION

		Registrant	Aggregate	Aggregate
		Contributions	Earnings	Balance at
Name	Year	During Year	During Year	December 31,

Chevis C. Swetman	2007	$145,116	$44,824	$850,902	(1)
President and Chief Executive Officer	2006	86,844	41,357	660,962	(1)
Lauri A. Wood	2007	21,372	4,427	87,911	(1)
Chief Financial Officer		1,027		6,837	(2)
	2006	14,880	3,635	62,112	(1)
		918		5,810	(2)
A. Wes Fulmer	2007	34,980	5,690	116,975	(1)
Executive Vice President		1,290		7,265	(2)
	2006	24,240	4,248	76,305	(1)
		1,135		5,975	(2)
Thomas J. Sliman	2007	25,860	31,660	559,197	(1)
First Vice President				68,641	(2)
	2006	6,588	33,581	501,677	(1)
				68,641	(2)
Jeannette E. Romero	2007	59,916	20,436	384,617	(1)
Second Vice President		5,587		48,557	(2)
	2006	42,288	18,957	304,265	(1)
		5,097		42,970	(2)

(1)	Executive Supplemental Income Plan

(2)	Deferred Compensation Plan
Directors’ Compensation
During 2007, directors who are employees of the Bank did not receive any compensation for serving on the Board of the Bank or the Company or on any Board committee. All non-employee directors received an annual retainer of $3,500. Non-employee directors additionally receive $500 per board meeting attended and $300 per committee meeting attended. The chairman of the audit committee received $500 per audit committee meeting attended. The chairman of all other committees received $400 per committee meeting attended. The Company offers a Directors’ Deferred Income Plan whereby directors of the Company and the Bank are given an opportunity to defer receipt of their annual director’s fees until age sixty-five. For those who choose to participate, benefits are payable monthly for 10 years beginning on the first day of the month following the later of the director’s normal retirement age or separation from service. Normal retirement age is 65. The amount of the benefit will vary depending on the fees the director has deferred and the length of time the fees have been deferred. Interest on deferred fees accrues at an annual rate of 10%, compounded annually. After payments have commenced, interest accrues at an annual rate of 7.50%, compounded monthly. In the event of the director’s death, benefits are payable to the director’s named beneficiary. The Company has purchased life insurance contracts which it may use as a source to fund these future benefits. The Company is the owner and beneficiary of these life insurance policies, each of which is a general asset of the Company.
DIRECTOR COMPENSATION TABLE

			Change in Pension
			Value and
		Fees Earned	Nonqualified Deferred
		or Paid In	Compensation
Name	Year	Cash	Earnings	Total

Drew Allen	2007	$22,600	$7,010	$29,610
	2006	15,400	4,916	20,316
Rex E. Kelly	2007	23,600	10,920	34,520
	2006	13,400	8,616	22,016
Dan Magruder	2007	20,200	13,873	34,073
	2006	12,100	11,558	23,658
Lyle M. Page	2007	21,200	13,939	35,139
	2006	15,500	15,908	31,408
Chevis C. Swetman	2007		32,282	32,282
	2006		30,030	30,030
In prior years, Mr. Swetman had received fees for serving on the Board of Directors and had deferred such fees under the Directors’ Deferred Income Plan.
VI. Transactions With Management
No officer, director, their related entities, or their immediate family members have been indebted to the Company at any time during 2007. However, the Bank has had in the past, now has, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their related entities and immediate family members. These transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve more than normal risks of collectability or present other unfavorable features. Other than these transactions, there were no material transactions with any such persons during the year ended December 31, 2007.
Lyle M. Page is a partner with Page, Mannino, Peresich & McDermott, PLLC, which provides legal counsel to the Company.

VII. Other Information Concerning Directors
The Company has an Audit Committee, which is currently composed of independent directors (as the term independent is defined by NASDAQ listing standards) Drew Allen, Rex E. Kelly and Dan Magruder. The Company’s Board of Directors has determined that Drew Allen is an audit committee financial expert as that term is defined in pertinent NASDAQ listing standards. The Board based its determination on the experience of Mr. Allen as the chief executive officer of his company. Mr. Allen also serves as chairman of the Audit Committee, which met eight times during 2007. The Audit Committee may, from time to time, call upon certain advisors or consultants as it deems necessary. The Audit Committee acts pursuant to its Audit Committee Charter. The Audit Committee submits its report to the shareholders at Section XI below. The Audit Committee’s Charter is available for review on the Company’s website at www.thepeoples.com.
The Compensation Committee determines the salary and benefits for the executive officers of the Company. The Committee, composed of independent Company directors Drew Allen, Rex E. Kelly and Dan Magruder and non-voting member Chevis C. Swetman, met two times during 2007 to review the executive officers’ performance and approve bonuses for the preceding year and salaries for the upcoming year. Mr. Kelly serves as chairman of the Compensation Committee. The Compensation Committee submits its report to the shareholders at Section V above. The Compensation Committee’s Charter is available for review on the Company’s website at www.thepeoples.com.
The Company has a Nominating Committee composed of independent directors Drew Allen, Rex E. Kelly and Dan Magruder. Mr. Magruder serves as chairman of the Nominating Committee. The Nominating Committee acts pursuant to a charter which is available on the Company’s website www.thepeoples.com. The Nominating Committee did not meet during 2007, but met one time during 2008 to nominate individuals to stand for election as directors of the Company.
Since the Company was founded in 1984, there has never been a conflict or dispute regarding director nominations. Accordingly, the Company does not feel that it is necessary at this time to provide a process whereby nominations may be made directly to the Nominating Committee, and the Committee does not have a policy for considering candidates recommended by shareholders. However, in accordance with the Company’s by-laws, shareholders may make nominations for election to the Board by delivering written nominations to the Company’s President not less than 14 days or more than 50 days prior to the meeting when the election is to be held. If the Company does not give at least 21 days notice of the meeting, shareholders are allowed to make nominations by mailing or delivering same to the President not later than the close of business on the seventh day following the day on which the notice of meeting is mailed. The Company welcomes nominations from its shareholders; however, nominations not made in accordance with the by-laws may be disregarded by the Chairman of the meeting. The Company has never received nominations from shareholders.
Shareholder nominations shall include 1) the name, age, business address and residence address of the nominee, 2) the principal occupation or employment of the nominee, 3) the number of shares of the Company’s common stock which are beneficially owned by the nominee, 4) written consent from the potential nominee, and 5) other information relating to the nominee that may be required under federal law and regulations governing such interests. The written notice shall also include the 1) name and address of the shareholder making the nomination, and 2) the number of shares of the Company’s common stock which are beneficially owned by the shareholder making the nomination.
In its Nominating Committee Charter, the Company sets forth the criteria for selecting individuals to be nominated for election to the Board of Directors. It is the Company’s intention that all nominees, including those recommended by shareholders, be considered using this same criteria. Further, it is the Company’s intention that the minimum qualifications for nominees be those individuals who have an understanding of the Company’s role in the local economy and who have demonstrated integrity and good business judgment. The Committee is encouraged to consider geographic and demographic diversity among candidates with financial, regulatory and/or business experience, but not so as to compromise the goal of attracting the most qualified individual candidates.
There were four meetings of the Board of Directors of the Company held during 2007. All directors attended 75% or more of the total number of meetings of the Board of Directors and the total number of meetings held by the committees on which they served.
The Company has implemented a shareholder communication process to facilitate communications between shareholders and the Board of Directors. Any shareholder of the Company who wishes to communicate with the Board of Directors, a committee of the Board, the independent directors as a group, or any individual member of the Board, may send correspondence to Greg M. Batia, Vice President and Auditor, P. O. Box 1172, Biloxi, MS 39533-1172, or at his e-mail address: gbatia@thepeoples.com. Mr. Batia will compile and submit on a periodic basis all shareholder correspondence to the entire Board of Directors, or, if and as designated in the communication, to a committee of the Board, the independent directors as a group or an individual Board member.
The Company does not have a written policy that members of the Board of Directors attend the annual meeting of shareholders, but they are encouraged to do so. Three of the directors of the Company were in attendance at the 2007 annual meeting.
VIII. Section 16(a) Beneficial Ownership Reporting Compliance
Directors, executive officers of the Company and holders of more than 10 percent of the Company’s outstanding shares are required to file reports under Section 16 of the Securities Exchange Act of 1934. Federal regulations require disclosure of any failures to file these reports on a timely basis. The Company believes that during 2007 its officers, directors and greater than 10 percent beneficial owners complied with all filing requirements.

IX. Executive Officers
The following sets forth certain information with respect to the executive officers of the Company who are not also directors as of December 31, 2007:

Name (Age)	Position

A. Wes Fulmer (48)	Executive Vice-President, Peoples Financial Corporation since 2006; Vice President and Secretary, Peoples Financial Corporation 1997 - 2006; Executive Vice President, The Peoples Bank, since 2006; Senior Vice President, The Peoples Bank, 1997 — 2006

Thomas J. Sliman (71)	First Vice President, Peoples Financial Corporation, since 2000; Second Vice President, Peoples Financial Corporation 1985 — 1999; Senior Vice President, The Peoples Bank, since 1988

Jeannette E. Romero (62)	Second Vice President, Peoples Financial Corporation since 2000; First Vice President, Peoples Financial Corporation 1994 — 1999; Senior Vice President, The Peoples Bank, since 1990

Robert M. Tucei (61)	Vice President, Peoples Financial Corporation since 1995; Senior Vice President, The Peoples Bank, since 1988

Lauri A. Wood (46)	Chief Financial Officer and Controller, Peoples Financial Corporation since 1994; Senior Vice President/Cashier, The Peoples Bank since 1996

Ann F. Guice (60)	Vice President and Secretary, Peoples Financial Corporation, since 2006; Senior Vice President, The Peoples Bank, since 2006
X. Independent Public Accountants
Piltz, Williams, LaRosa & Company (“Piltz”) had served as the independent accounting firm for the Company from 1984 and had been appointed for 2006. In April of 2006, Piltz notified the Company of their intention to resign from our engagement as a result of internal staffing issues. Piltz officially resigned as the independent registered public accounting firm of the Company on August 9, 2006. The audit report of Piltz, Williams, LaRosa & Company on the consolidated financial statements of Peoples Financial Corporation and subsidiaries as of and for the year ended December 31, 2005 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audit of the fiscal year ended December 31, 2005, and the subsequent interim period through August 9, 2006, there were no disagreements with Piltz on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

Piltz provided a letter of concurrence, pursuant to Item 304(a)(3) of Regulation S-K, stating their agreement with the above statements as an exhibit to Form 8-K filed by us on August 9, 2006.
Porter Keadle Moore, LLP (“PKM”) of Atlanta, Georgia, has served as the independent accounting firm for the Company since August of 2006. The Board of Directors has appointed PKM as auditors for the fiscal year ending December 31, 2008.
The Company has been advised that neither the firm nor any of its partners has any direct or any material indirect financial interest in the securities of the Company or any of its subsidiaries, except as auditors and consultants on accounting procedures and tax matters. The Board does not anticipate that representatives of PKM will attend the Annual Meeting.
Although not required to do so, the Board of Directors has chosen to submit its appointment of Porter Keadle Moore, LLP for ratification by the Company’s shareholders. It is the intention of the persons named in the PROXY to vote such Proxy “FOR” the ratification of this appointment. If this proposal does not pass, the Board of Directors will reconsider the matter.
XI. Audit Committee Report
The Board of Directors has established an Audit Committee, whose responsibilities are set forth in the Audit Committee Charter. All members of the Audit Committee are deemed to be independent, as such term is defined in the NASDAQ listing standards. The Audit Committee oversees the operation of the Company’s Audit Department. The Audit Committee also periodically meets with the independent public accountants for the Company and its subsidiaries, and makes recommendations to the Board of Directors concerning any matters related to the independent public accountants.
The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by SAS 61, as amended by SAS 90. The Audit Committee has discussed with the independent auditors the auditors’ independence, and has received the written disclosures and the letter from the independent auditors required by Independence Standards Board, Standard No. 1. The Audit Committee has considered whether the independent auditors’ provision of non-audit services is compatible with maintaining the auditors’ independence.
The Audit Committee has discussed with management and the independent auditors the process used for certifications by the Company’s chief executive officer and chief financial officer which are required for certain periodic filings by the Company with the SEC. The Board of Directors maintains an Audit Committee Charter, which meets the requirements of the Sarbanes-Oxley Act of 2002, and rules promulgated by the SEC.
Based upon the reviews and discussions with management and the independent auditors as referenced above, the Audit Committee has recommended to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.
This report is presented by the Audit Committee, consisting of the following persons:
Drew Allen, Chairman                 Rex E. Kelly                 Dan Magruder

XII. Independent Accountants’ Fees
The Company’s Audit and Non-Audit Service Pre-Approval Policy stipulates that all services provided by the independent accountants are subject to specific pre-approval by the Audit Committee. During 2007, the Company was in compliance with this Policy.
The following table sets forth the aggregate fees billed by PKM for the years ended December 31, 2007 and 2006 for professional services rendered for: Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. Audit Fees includes aggregate fees billed for professional services rendered by PKM for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2007 and 2006, including the audit of internal controls over financial reporting, review of the annual report on Form 10-K and reviews of quarterly consolidated financial statements included in periodic reports filed with the SEC during 2007 and 2006, including out of pocket expenses. Audit-Related Fees include fees billed for professional services rendered by PKM during the year ended December 31, 2007, which relate to the audit of the Company’s employee stock ownership and 401(k) plans for the years ended December 31, 2006 and 2005. Tax Fees include the aggregate fees billed for tax services rendered by PKM during the year ended December 31, 2007. These services consisted of tax compliance and tax consultation services. There were no other fees paid to PKM during 2007 and 2006.

	Audit Fees	Audit-Related Fees	Tax Fees

2007	$244,126	$28,500	$19,950

2006	208,158	—	—
XIII. Proposals of Shareholders
In order for a shareholder proposal to be included in a Proxy Statement and form of Proxy prepared by the Board of Directors, it must meet the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 and be received at the principal executive offices of the Company not less than 120 days in advance of the date the previous year’s Proxy Statement and form of Proxy were mailed to shareholders. Thus, a shareholder proposal must be received before November 18, 2008 in order to be included in the Proxy Statement and form of Proxy for the 2009 annual meeting.
In accordance with the Company’s by-laws, shareholders may make proposals for consideration at the annual meeting by delivering their written proposal to the Company’s President not less than 14 days or more than 50 days prior to the 2009 annual meeting. If the Company does not give at least 21 days notice of the meeting, shareholders are allowed to make proposals by mailing or delivering their proposal to the President not later than the close of the business on the seventh day following the day on which the notice of meeting is mailed.

BY ORDER OF THE BOARD OF DIRECTORS

Chevis C. Swetman
Chairman, President and Chief Executive Officer

PROXY
PEOPLES FINANCIAL CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
April 16, 2008
The undersigned hereby appoint(s) Chevis C. Swetman, the true and lawful attorney-in-fact for the undersigned, with full power of substitution, to vote as proxy for the undersigned at the Annual Meeting of Shareholders of Peoples Financial Corporation (the “Company”) to be held at The Peoples Bank, Suite 201, 727 Howard Avenue, Biloxi, Mississippi, 39530, at 7:00 P.M., local time, on April 16, 2008, and at any and all adjournments thereof, the number of shares which the undersigned would be entitled to vote if then personally present, for the following purposes:
1.	The election of the following five persons as directors. (INSTRUCTIONS: AUTHORITY TO VOTE FOR ANY NOMINEE MAY BE WITHHELD BY LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF ANY NOMINEE.)

Drew Allen	Rex E. Kelly	Dan Magruder
Lyle M. Page	Chevis C. Swetman

For all nominees except as indicated	☐	Against all nominees	☐
2.	To approve the appointment of Porter Keadle Moore, LLP as the independent registered public accounting firm for the Company.

Approve	☐	Disapprove	☐	Abstain	☐
3.	Transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.

Approve	☐	Disapprove	☐	Abstain	☐
THIS PROXY, WHICH IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY, WILL BE VOTED FOR THE ABOVE PROPOSALS, UNLESS A CONTRARY DIRECTION IS INDICATED, IN WHICH CASE IT WILL BE VOTED AS DIRECTED. IF AUTHORITY IS GRANTED PURSUANT TO PROPOSAL 3 ABOVE, THE PROXIES INTEND TO VOTE ON ANY OTHER BUSINESS COMING BEFORE THE ANNUAL MEETING IN ACCORDANCE WITH THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS OF THE COMPANY.
Please date the Proxy and sign your name exactly as it appears on the stock records of the Company. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full titles as such. If signed as a corporation or other entity, please sign in entity’s name by authorized person.

Signature

Signature

Date

Number of Shares